Exhibit 99.1

PRESS RELEASE

August 3, 2007

CRESCENT BANKING COMPANY

P.O. Box 2020, 7 Caring Way, Jasper, GA 30143, (678) 454-2266, (800) 872-7941, Fax (678) 454-2282

CRESCENT BANKING COMPANY

DECLARES QUARTERLY DIVIDEND AND ANNOUNCES EARNINGS

Crescent Banking Company, Jasper, Georgia (Nasdaq Capital Market–CSNT) (the “Company”) is pleased to announce that its Board of Directors has declared the Company’s 44th consecutive quarterly cash dividend on its common stock. The dividend of $.16 per share is payable on August 31, 2007 to holders of record on August 17, 2007.

The Company’s net income for the six months ended June 30, 2007 totaled $3.0 million, which represented net income per share on a basic and a fully diluted basis of $1.17 and $1.13, respectively. In comparison, the Company had net income for the six months ended June 30, 2006 of $3.5 million, which represented net income per share on a basic and a fully diluted basis of $1.34 and $1.30, respectively. The net income for the first six months of 2007 represents a decrease of 12.8% from the same period in 2006. This decrease largely is attributable to the Company’s realizing a one-time gain of $323,000 in the 2nd quarter 2006 from an investment the Company had in another financial institution, as well as to a decrease in the Company’s net interest margin. The Company’s net interest margin decreased from 3.92% for the first six months of 2006 to 3.80% for the first six months of 2007. This decrease in net interest margin is primarily related to the higher cost of deposits due to strong competition in the Company’s market areas.

The Company’s net income for the quarter ended June 30, 2007 totaled $1.5 million, which represented net income per share on a basic and a fully diluted basis of $0.59 and $0.57, respectively. In comparison, the Company had net income for the quarter ended June 30, 2006 of $2.1 million, which represented net income per share on a basic and a fully diluted basis of $0.80 and $0.77. The decrease in net income in the 2nd quarter 2007, as compared to the 2nd quarter 2006, also was attributable to the previously described one-time gain in 2006, as well as the decrease in net interest margin. The Company’s net interest margin decreased from 4.09% for the 2nd quarter of 2006 to 3.79% for the 2nd quarter of 2007.

The Company’s loan portfolio increased from $697.3 million at December 31, 2006 to $767.5 million at June 30, 2007, a $70.2 million, or 20.3%, annualized increase. Loans increased by $173.8 million, or 29.3%, from June 30, 2006 to June 30, 2007. The ratio of the Company’s non-performing assets to total loans and other real estate was 1.19% at June 30, 2007, as compared to 0.61% at December 31, 2006. Of the $9.2 million in non-performing assets at June 30, 2007, $2.2 million of those loans paid off on July 31, 2007. Also included in the non-performing assets is a $3.25 million property that is secured with a residential home located on Lake Lanier in Hall County, Georgia. As of June 30, 2007, net charge-offs represented .11% of average outstanding loans, on an annualized basis.

Don Boggus, the Company’s President, stated: “We are pleased with our performance for the first six months of the year. While we have seen strong loan growth, we are experiencing the earnings pressures resulting from a lower net interest margin. While asset quality has declined slightly, we are pleased with the results given the slowdown in the real estate and housing markets.”

Crescent Banking Company is a bank holding company headquartered in Jasper, Georgia with total consolidated assets of approximately $871.2 million and consolidated shareholders’ equity of approximately $64.3 million, or $24.63 per share, as of June 30, 2007. The Company has 11 full service offices, two loan production offices and a corporate office, located in seven counties in North Georgia. The Company had approximately 2.6 million shares of common stock outstanding at June 30, 2007. The Company’s common stock is listed on the Nasdaq Capital Market under the symbol “CSNT.”